Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert Monson, President and CEO
713-881-2816
Jennifer Tweeton, Vollmer Public Relations
713-970-2100

WILLIAM RESTREPO TO JOIN SEITEL AS EXECUTIVE VP, CFO AND SECRETARY

HOUSTON, July 19, 2005 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today announced that it has appointed William Restrepo as executive vice president, chief financial officer and secretary. Mr. Restrepo will officially join Seitel July 25.

"William's experience and knowledge of the industry makes him a perfect candidate for Seitel," stated Robert Monson, chief executive officer. "His 20 years of experience in the industry, both on the operational and financial sides of the business, help round out a very seasoned and focused management team."

"Having worked with Rob in the past, I have the advantage of already knowing his leadership skills," commented Mr. Restrepo. "I look forward to taking part in Seitel's future and building its reputation as an industry leader."

Over the last 20 years, Mr. Restrepo has held various financial and operational positions at Schlumberger Limited, including regional VP and general manager, corporate treasurer, and other senior financial executive and controller positions with international posts in Europe, South America and Asia. Most recently he has been based in Houston, where he has served as the chief financial executive for the North and South America area, responsible for $5 billion in revenues. Mr. Restrepo holds a master's degree in finance and accounting, a bachelor's degree in economics and a bachelor's degree in civil engineering.

Marcia Kendrick will continue in her positions of senior vice president, treasurer and chief accounting officer. "During our search for a CFO, we asked Marcia to wear several hats and she did an outstanding job as acting CFO and secretary," stated Mr. Monson. "Her future contributions will help us continue to move Seitel ahead on the road of growth and success."

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 34,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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